UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – August 17, 2006

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As described in previous disclosures, TXU Corp. (the “Company”) has announced a plan to invest more than $10 billion in power generation assets in Texas, primarily through the development of 11 new lignite/coal-fired power generation units. Eight of these generation units (referred to herein as the “reference plants”) will be built with a proprietary, standardized plant design and construction planning process. In connection with such plans, TXU Generation Development Company LLC (“TXU DevCo”), a wholly-owned subsidiary of the Company, has agreed to purchase eight boilers from The Babcock and Wilcox Company (“B&W”), a subsidiary of McDermott International, Inc. (“McDermott”), and eight steam turbines from General Electric Company (“GE”). On August 17, 2006, the Company’s board of directors authorized additional expenditures with respect to the plan and these agreements. The following summary describes the material terms of each of these agreements.1

Boiler Purchase Orders

TXU DevCo and B&W recently entered into eight fixed price purchase orders with respect to the boilers for TXU DevCo’s proposed reference plants. Each of the boiler purchase orders contains similar terms and conditions (other than with respect to payment, cancellation and delivery schedules and delivery points). Under the terms of the boiler purchase orders, TXU DevCo will purchase the boilers for an aggregate price of approximately $1.1 billion. The delivery schedules for the boilers range from September 2007 through March 2008. The boiler purchase orders contain certain schedule, performance and reliability guarantees. TXU DevCo and B&W have agreed to certain liquidated damages upon B&W’s failure to comply with such guarantees. TXU DevCo may, in its sole discretion, terminate any of the boiler purchase orders for convenience. Upon such termination, TXU DevCo will be obligated to pay certain cancellation costs to B&W.

TXU DevCo anticipates that its rights and obligations under each boiler purchase order with respect to a specific reference plant will be assigned to Bechtel Power Corporation (“Bechtel”), TXU DevCo’s engineering, procurement and construction contractor for each of the reference plants, contemporaneously with TXU DevCo’s delivery to Bechtel of a full notice to proceed with respect to such reference plant. Upon such assignment, B&W will release TXU DevCo from its obligations under such boiler purchase order.

TXU US Holdings Company, a wholly-owned subsidiary of the Company (“TXU US Holdings”), had previously guaranteed TXU DevCo’s obligations under each boiler purchase order. Each such guarantee terminated when TXU DevCo obtained written commitments from lenders to provide financing for the reference plant program, which occurred in June 2006. B&W’s obligations under each boiler purchase order were, and continue to be, guaranteed by McDermott and supported by letters of credit.

Steam Turbine Purchase Orders

TXU DevCo and GE recently entered into eight fixed price purchase orders with respect to the steam turbines for the reference plants. Each of the steam turbine purchase orders contains similar terms and conditions (other than with respect to price; payment, cancellation and delivery schedules; and delivery points). Under the terms of the steam turbine purchase orders, TXU DevCo will purchase the steam turbines for an aggregate price of approximately $600 million. The delivery schedules for the steam turbines range from June 2008 through November 2008. The steam turbine purchase orders contain certain schedule, performance and reliability guarantees. TXU DevCo and GE have agreed to certain liquidated damages upon GE’s failure to comply with such guarantees. TXU DevCo may, in its sole discretion, terminate any of the steam turbine purchase orders for convenience. Upon such termination, TXU DevCo will be obligated to pay certain cancellation costs to GE.

TXU DevCo anticipates that its rights and obligations under each steam turbine purchase order with respect to a specific reference plant will be assigned to Bechtel contemporaneously with TXU DevCo’s delivery to Bechtel of a full notice to proceed with respect to such reference plant. Upon such assignment, GE will release TXU DevCo from its obligations under such steam turbine purchase order.

[1]	The Company expects to request confidential treatment for a number of competitively sensitive terms of these agreements.

2

TXU US Holdings had previously guaranteed TXU DevCo’s obligations under each steam turbine purchase order. Each such guarantee terminated when TXU DevCo obtained written commitments from lenders to provide financing for the reference plant program, which occurred in June 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By:	/s/ Stan Szlauderbach
Name:	Stan Szlauderbach
Title:	Senior Vice President and Controller

Dated: August 23, 2006

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